Exhibit 99.5

EXCHANGE AGENT AGREEMENT

                   , 2004

Wells Fargo Bank, National Association
Attn: Corporate Trust Services
213 Court Street, Suite 703
Middletown, Connecticut 06457

Ladies and Gentlemen:

     Consolidated Communications Illinois Holdings, Inc., a Delaware corporation (“Illinois Holdings”), and Consolidated Communications Texas Holdings, Inc., a Delaware corporation (“Texas Holdings” and, together with Illinois Holdings, the “Issuers”), propose to make an offer (the “Exchange Offer”) to exchange up to $200,000,000 principal amount of their 9¾% Senior Notes due 2012 (CUSIP No.                    ) (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of their outstanding 9 ¾% Senior Notes due 2012 (CUSIP Nos. 20903HAA6 (144A) and U20898AA7 (Regulation S)) (the “Outstanding Notes”). The terms and conditions of the Exchange Offer, as currently contemplated, are set forth in a prospectus, dated                    , 200    (the “Prospectus”), included in the Issuers’ Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission. All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.

     The Issuers hereby appoint Wells Fargo Bank, National Association to act as the exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” refer to Wells Fargo Bank, National Association, in its capacity as Exchange Agent.

     The Exchange Offer is expected to be commenced by the Issuers on or about                    , 200   . The Letter of Transmittal, the Notice of Guaranteed Delivery, the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and the Letter to Clients (collectively, the “Tender Documents”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Outstanding Notes tendered in connection therewith.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on                    , 200    or on such subsequent date or time to which the Issuers may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (to be confirmed in writing) or written notice to you and by notifying in writing or by public announcement the registered holders of the Outstanding Notes, before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not therefore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer”. The Issuers will give oral (to be confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

     1. You shall perform such duties and only such duties as are specifically set forth in the section of the Prospectus entitled “The Exchange Offer”, the Tender Documents or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You shall establish book-entry accounts in accordance with SEC regulations with respect to the Outstanding Notes at The Depository Trust Company (the “Book Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book Entry Transfer Facility’s systems may, until the Expiration Date, make book-entry delivery of the Outstanding Notes by causing the Book Transfer Facility to transfer such Outstanding Notes into the appropriate account in accordance with the Book Entry Transfer Facility’s procedure for such transfer.

     3. You shall examine each of the Tender Documents and certificates for Outstanding Notes (or confirmation of book-entry transfer into the accounts at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Outstanding Notes to ascertain whether: (i) the Tender Documents and any such other documents are duly executed and properly completed and delivered in accordance with the instructions set forth therein; and (ii) the Outstanding Notes have otherwise been properly tendered. In each case where the Tender Documents or any other document has been improperly completed, executed or delivered or any of the certificates for Outstanding Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you use reasonable best efforts to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President or Chief Financial Officer (the “Executive Officers”) of the Issuers, or any other party designated in writing by such officers, you are authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

     5. Tenders of Outstanding Notes may be made only as set forth in the Tender Documents and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering”, and Outstanding Notes shall be considered properly tendered and delivered to you only when tendered and delivered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section 5, Outstanding Notes that the President or Chief Financial Officer of the Issuers or any other party designated in writing by such officers shall approve as having been properly tendered and delivered shall be considered tendered and delivered.

     6. You shall advise the Issuers with respect to any Outstanding Notes received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Outstanding Notes.

     7. You shall accept tenders:

   a. in cases where the Outstanding Notes are registered in two or more names, only if signed by all named holders;

   b. in cases where the signing person (as indicated on the Tender Documents) is acting in a fiduciary or a representative capacity, only if proper evidence of his or her authority so to act is submitted; and

   c. from persons other than the registered holder of Outstanding Notes, only if customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

     8. You shall accept partial tenders of Outstanding Notes where so indicated and as permitted in the Tender Documents and deliver certificates for Outstanding Notes to the registrar for separation and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the Tender Documents) as promptly as practicable after expiration or termination of the Exchange Offer.

     9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will notify you of their acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and you, on behalf of the Issuers, will exchange Exchange Notes for such Outstanding Notes properly tendered (and not withdrawn, or if withdrawn, validly retendered) pursuant to the Exchange Offer. Delivery of Exchange Notes shall be made on behalf of the Issuers by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes tendered promptly after receiving notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Outstanding Notes by the Issuers; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Outstanding Notes (or confirmation of book entry transfer into the appropriate accounts at the Book Entry Transfer Facility), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents or a properly transmitted agent’s message (as such term is defined in the Prospectus) transmitted through ATOP in the case of book entry transfers. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

     10. You are directed to cancel and shall maintain in your custody all Outstanding Notes, together with any Tender Documents and related documents you may receive that (in each case) have been accepted by the Issuers for exchange. Upon the termination of this Exchange Agent Agreement, you shall forward to the Issuers all documents you received in connection with the accepted tenders of the Outstanding Notes (including any Outstanding Notes and Tender Documents, telegrams or facsimile transmissions that may be presented) with respect to which an exchange has been effectuated. Such deliveries shall be effectuated by courier or other means acceptable to the Issuers and shall be at the cost and risk of the Issuers.

     11. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Tender Documents, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     12. The Issuers are not required to exchange Exchange Notes for any Outstanding Notes tendered if any of the conditions set forth in the Prospectus or the Tender Documents are not met. Notice of any decision by the Issuers not to exchange any Outstanding Notes tendered shall be given by the Issuers to you (such notice, if given orally, to be confirmed in writing). The Issuers expressly reserve the right, in their absolute discretion, to delay acceptance for exchange of Outstanding Notes in order to comply, in whole or in part, with any applicable law.

     13. If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer” or otherwise, you shall, as soon as practicable after the expiration or termination of the Exchange Offer, return those unaccepted Outstanding Notes (or effect appropriate book-entry transfers), together with any related required documents and the Tender Documents relating thereto that are in your possession, to the persons who deposited them.

     14. You shall forward all certificates representing reissued Outstanding Notes, unaccepted Outstanding Notes or Exchange Notes by first-class mail, postage pre-paid, unless otherwise directed.

     15. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     16. As Exchange Agent hereunder, you:

     a. are not liable for any action or omission to act in connection with this Exchange Agent Agreement unless the same constitutes your gross negligence, willful misconduct or bad faith;

     b. have no duties or obligations other than those specifically set forth herein or incorporated herein from the Prospectus or Tender Documents or as may be subsequently agreed to in writing between you and the Issuers;

     c. are regarded as making no representations as to the validity, sufficiency, value or genuineness of any of the certificates or the Outstanding Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will not make a representation as to the validity, value or genuineness of the Exchange Offer;

     d. are not obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you have been furnished with a commercially reasonable indemnity;

     e. may conclusively rely on and are protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or securities delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

     f. may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you reasonably believe to be genuine and to have been signed or presented by the proper person or persons;

     g. may conclusively rely on and are protected in acting upon written instructions from any Executive Officer of the Issuers or other party authorized in the manner set forth in Section 4 hereof;

     h. may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

     i. shall not advise any person tendering Outstanding Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Outstanding Notes.

     17. You shall take such actions as may from time to time be requested by the Issuers (and such other actions as you may deem reasonably appropriate) to furnish copies of the Prospectus, the Tender Documents or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuers will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuers, Attention: Steven L. Childers, Chief Financial Officer.

     18. You shall advise by facsimile transmission Steven L. Childers, Chief Financial Officer of the Issuers (at (217) 258-6240) and such other person or persons as the Issuers may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Outstanding Notes which have been tendered and delivered pursuant to the Exchange Offer and the items received by you pursuant to this Exchange Agent Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you shall also inform, and cooperate in making available to, the Issuers, King & Spalding LLP (legal counsel to the Issuers) and any such other person or persons as the Issuers may request upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation will include, without limitation, the granting by you to the Issuers and such person or persons as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that, immediately prior to the Expiration Date, the Issuers shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Outstanding Notes tendered and the aggregate principal amount of Outstanding Notes accepted, and deliver said list to the Issuers, Attention: Steven L. Childers.

     19. Tender Documents shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Tender Documents and other surplus materials by returning them to the Issuers.

     20. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. You will provide the Issuers with an invoice for payment, in writing, promptly after the termination of this Exchange Agent Agreement. The provisions of this section shall survive the termination of this Exchange Agent Agreement.

     21. You hereby acknowledge receipt of the Prospectus and the Tender Documents. Any inconsistency between this Exchange Agent Agreement, on the one hand, and the Prospectus and the Tender Documents (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus and the Tender Documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

     22. The Issuers covenant and agree to fully indemnify and hold you harmless against any and all loss, liability, reasonable cost or expense, including reasonable attorneys’ fees and expenses, incurred in good faith without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Outstanding Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Outstanding Notes. In each case, the Issuers shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuers shall be entitled to participate at their own expense in the defense of any such claim or other action and, if the Issuers so elect, the Issuers shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuers shall assume the defense of any such suit, the Issuers shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Issuers retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment after consultation with an independent counsel, that a conflict of interest exists between you and the Issuers. The provisions of this section shall survive the termination of this Exchange Agent Agreement.

     23. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

     24. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Outstanding Notes, a check from the Issuers in the amount of all transfer taxes so payable; provided, however, that you shall promptly reimburse the Issuers for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     25. This Exchange Agent Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     26. This Exchange Agent Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     27. In case any provision of this Exchange Agent Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     28. This Exchange Agent Agreement is not deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Exchange Agent Agreement may not be modified orally.

     29. Unless otherwise provided herein, all notices, requests and other communications to the parties hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it at its address or telecopy number set forth below:

If to the Issuers, to:

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987
Facsimile: (217) 258-6240
Attention: Steven L. Childers

with copy to:

King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Fax: (212) 556-2222 Attn: Alex A. Gendzier, Esq.

If to the Exchange Agent, to:

Wells Fargo Bank, National Association 213 Court Street, Suite 703 Middletown, Connecticut 06457 Facsimile: (860) 704-6219 Attention: Joseph P. O’Donnell Corporate Trust Services

     30. Unless terminated earlier by the parties hereto, this Exchange Agent Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 20 and 22 shall survive the termination of this Exchange Agent Agreement. Upon any termination of this Exchange Agent Agreement, you shall promptly deliver to the Issuers any certificates, funds or property then held by you as Exchange Agent under this Exchange Agent Agreement.

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     IN WITNESS WHEREOF, each or the parties has caused this Exchange Agent Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.:

By:

Name: Steven L. Childers
Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.:

By:

Name: Steven L. Childers
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS EXCHANGE AGENT:

By:

Name: JOSEPH P. O’DONNELL
Title: Assistant Vice President